Exhibit 99.1

Walgreens Corporate Communications  —   200 Wilmot Road  —   Deerfield, Ill. 60015  —   (847) 914-2500

Media Contact:	Robert Elfinger, 847-315-2900
Investor Contacts:	Rick Hans, CFA, 847-315-2385
Lisa Meers, CFA, 847-315-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreens November Sales Increase 4.2 Percent

DEERFIELD, Ill., Dec. 5, 2011 – Walgreens (NYSE, NASDAQ: WAG) had November sales of $6.09 billion, an increase of 4.2 percent from $5.84 billion for the same month in fiscal 2011.

Total front-end sales increased 4.0 percent in November, while comparable store front-end sales increased 2.7 percent. Customer traffic in comparable stores decreased 0.3 percentage point and basket size increased 3.0 percent.

Prescriptions filled at comparable stores increased 0.6 percentage point in November. Calendar day shifts in November, which had one additional Wednesday and one fewer Monday compared with November 2010, negatively impacted prescriptions filled in comparable stores by 0.4 percentage point. Lower incidence of flu negatively impacted comparable prescriptions filled by 0.8 percentage point.

The estimated negative impact on comparable prescriptions filled from prescription transfers and other trend analysis of prescriptions managed by Express Scripts, Inc., was approximately 1.1 percentage points. Despite this impact, total prescriptions filled grew by 1.5 percentage points in the month.

November pharmacy sales increased 3.4 percent, while comparable pharmacy sales increased 1.2 percent. Calendar day shifts negatively impacted pharmacy sales in comparable stores by 0.4 percentage point. Comparable pharmacy sales were negatively impacted by 2.2 percentage points due to generic drug introductions in the last 12 months and by 1.3 percentage points due to lower incidence of cough, cold and flu. Pharmacy sales accounted for 64.7 percent of total sales for the month.

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Flu shots administered at pharmacies and clinics season-to-date were 5.0 million versus 5.4 million last year.

Sales in comparable stores (those open at least a year) increased 1.8 percent. The effect of calendar day shifts negatively impacted total comparable sales by 0.3 percentage point.

Calendar year-to-date sales were $66.20 billion, an increase of 6.7 percent from $62.06 billion in 2010.

Total sales for the first quarter of fiscal 2012, which ended Nov. 30, were $18.16 billion, up 4.7 percent from $17.34 billion in the first quarter of fiscal 2011. Comparable store sales for the first quarter of fiscal 2012 increased 2.5 percent, while front-end comparable store sales for the quarter also increased 2.5 percent. Prescriptions filled at comparable stores increased 1.6 percent and total prescriptions increased 2.4 percent in the first quarter. Comparable pharmacy sales for the first quarter increased 2.4 percent.

Walgreens opened 31 stores during November, including seven relocations, and acquired one store.

At Nov. 30, Walgreens operated 8,261 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. That includes 7,811 drugstores, 161 more than a year ago, including 26 stores acquired over the last 12 months. The company also operates home care facilities and specialty and mail service pharmacies. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

November Comparable Sales and Prescriptions Filled
	Reported	Calendar Shift Impact	Generics Impact	Cough, Cold, Flu Impact	Flu shot Impact
Total Comp Sales	1.8%	-0.3%	-1.4%	-0.8%	0.0%
Comp Front End	2.7%	—	—
Comp Rx Sales	1.2%	-0.4%	-2.2%	-1.3%	0.0%
Comp Rx Scripts	0.6%*	-0.4%	—	-0.8%	-0.1%

*	Includes +3.3 percentage points from patients filling more 90-day prescriptions

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Three-Year Stacked Trends (Cumulative)

	November	October	September
Comp Front End	5.0%	5.6%	6.1%
Comp Rx Scripts *	9.0%	10.6%	12.3%
Comp Customer Traffic	2.2%	2.6%	4.4%
Comp Basket Size	3.0%	3.0%	2.2%

*	Prescription stacks adjusted for day-fall adjustment, 90-day prescriptions and flu shot impact

Please note: Sales numbers and the adjustments shown in the table are preliminary, unaudited and subject to revision. Comparable stores are defined as those drugstore locations open for at least 12 consecutive months without closure for seven or more consecutive days and without a major remodel or a natural disaster in the past 12 months. Acquired operating locations and relocations are not included as comparable stores for the first 12 months after the acquisition or relocation.

Cautionary Note Regarding Forward-Looking Statements: Statements in this document that are not historical, including, without limitation, statements regarding future prescription volumes, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast, “would,” “could,” “should,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, the changes in vendor, payer and customer relationships and terms, competition, industry consolidation and the effects thereof, changes in economic and business conditions, risks associated with new business initiatives and activities, failure to obtain new contracts or extensions of existing contracts, and outcomes of legal and regulatory matters. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

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